Exhibit 99.7

SETTLEMENT AGREEMENT

dated as of October 4, 2009

between and among

THE ALFA PARTIES LISTED ON SCHEDULE I

and

THE TELENOR PARTIES LISTED ON SCHEDULE II

SETTLEMENT AGREEMENT dated as of October 4, 2009 (this “Agreement”) between and among the legal entities and individuals listed on Schedule I hereto (collectively, the “Alfa Parties” and each, individually, an “Alfa Party”) and the legal entities listed on Schedule II hereto (collectively, the “Telenor Parties” and each, individually, a “Telenor Party” and, together with the Alfa Parties, collectively, the “Parties” and, each, individually, a “Party”).

WITNESSETH

WHEREAS, certain of the Telenor Parties and certain of the Alfa Parties have entered into a Share Exchange Agreement dated as of the date hereof (the “Share Exchange Agreement”) pursuant to which such Telenor Parties and such Alfa Parties will, subject to the terms and conditions set forth in the Share Exchange Agreement, contribute their respective shares in Open Joint Stock Company “Vimpel-Communications,” a joint stock company organized under the laws of the Russian Federation (“VimpelCom”), to VimpelCom Ltd., a company organized under the laws of Bermuda (“Newco”) and their respective shares in Closed Joint Stock Company “Kyivstar G.S.M.,” a closed joint stock company organized under the laws of Ukraine (“Kyivstar”), to VimpelCom Holdings B.V., a company organized under the laws of the Netherlands (“HoldCo”) that will become a wholly-owned subsidiary of Newco pursuant to the transactions described in the Share Exchange Agreement;

WHEREAS, the disputes identified on Exhibit A hereto (collectively, the “Proceedings”), between various Alfa Parties and their Affiliates, on the one hand, and certain Telenor Parties, on the other, are currently pending, left without consideration or dismissed without prejudice;

WHEREAS, simultaneously with the execution and delivery of the Share Exchange Agreement and the other Transaction Agreements by the parties thereto, the Parties desire to stay certain of the Proceedings and execute dismissal documents with respect to all the Proceedings;

WHEREAS, immediately following the execution of this Agreement, the Parties shall cause dismissal documents to be executed with respect to all Proceedings and such dismissal documents with respect to all Proceedings in Ukraine will shortly thereafter be filed by the Escrow Agent, with the consequence that all such Proceedings in Ukraine shall be withdrawn in their entirety and dismissed with prejudice; and

WHEREAS, following the occurrence of the Closing under (and as defined in) the Share Exchange Agreement, the Parties shall cause such remaining dismissal documents to be filed with the relevant courts and arbitration tribunals pursuant to the terms and subject to the conditions of this Agreement, with the consequence that the Telenor Parties will cause all litigation and arbitration proceedings to which they are parties against the Alfa Parties to be withdrawn in their entirety, and all such proceedings to be dismissed with prejudice, and the Alfa Parties will cause all litigation and arbitration proceedings to which they or their associates are parties against the Telenor Parties to be withdrawn in their entirety, the underlying injunctions to be withdrawn, and all such proceedings to be dismissed with prejudice;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	For the purposes of this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person, including, if such Person is an individual, any relative or spouse of such Person, or any relative of such spouse of such Person, any one of whom has the same home as such Person, and also including any trust or estate for which any such Person(s) specified herein, directly or indirectly, serves as a trustee, executor or in a similar capacity (including any protector or settlor of a trust) or in which such Person(s) specified herein, directly or indirectly, has a substantial beneficial interest and any Person who is controlled by any such trust or estate. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean, with respect to any Person, the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by Contract, or otherwise) of such Person; provided, however, that for the purposes of this definition, neither VimpelCom, Kyivstar, Newco nor any of their respective Subsidiaries shall be deemed Affiliates of any Party.

“Agreement” has the meaning specified in the Preamble.

“Alfa Parties” and “Alfa Party” have the meanings specified in the Preamble.

“Alfa Shareholders” has the meaning specified in the Shareholders Agreement.

“Altimo” means Altimo Holdings & Investments Ltd., a company organized under the laws of the British Virgin Islands.

“Altimo Cooperatief” means Altimo Cooperatief U.A., a company organized under the laws of the Netherlands.

“Closing” has the meaning specified in the Share Exchange Agreement.

“Closing Date” has the meaning specified in the Share Exchange Agreement.

“Controlled Affiliate” means, with respect to any Person, any Affiliate of such Person in which such Person owns or controls, directly or indirectly, securities having more than 50% of the voting power for the election of directors or other governing body thereof or more than 50% of the partnership or other ownership interests therein (other than as a limited partner).

“Controlling Person” means, with respect to any Person, any other Person which owns or controls, directly or indirectly, securities of such Person having more than 50% of the voting power for the election of directors or other governing body of such first Person or more than 50% of the partnership or other ownership interests therein (other than as a limited partner of such first Person).

“Cut-off Date” has the meaning specified in the Share Exchange Agreement.

“Business Day” means a day upon which banks are generally open for business in each of Tortola, the British Virgin Islands, Gibraltar, Hamilton, Bermuda, Oslo, Norway, New York, New York, Moscow, Russian Federation, Amsterdam, the Netherlands and London, England.

“Dismissal Document” and “Dismissal Documents” have the meanings specified in Section 2.2.

“Eco Telecom” means Eco Telecom Limited, a company organized under the laws of Gibraltar.

“Escrow Agent” means Orrick, Herrington & Sutcliffe LLP.

“Governmental Entity” means, in any applicable jurisdiction or international forum, any (a) federal, state, territorial, oblast, okrug, regional, municipal, local or foreign government, (b) court, arbitral or other tribunal, (c) governmental or quasi-governmental authority of any nature (including any political subdivision, instrumentality, branch, department, official or entity), and including international organizations having jurisdiction over matters concerning intellectual property or (d) agency, commission, ministry, committee, inspectorate, authority or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Guarantees” means the CTF General Guarantee, the CTF Storm Guarantee and the Telenor Guarantee, each as defined in the Share Exchange Agreement.

“HoldCo” has the meaning specified in the Recitals.

“Kyivstar” has the meaning specified in the Recitals.

“Law” means any law, statute, constitution, treaty, rule, regulation, policy, guideline, standard, directive, ordinance, code, judgment, ruling, order, writ, decree, stipulation, normative act, instruction, information letter, injunction or determination of any Governmental Entity.

“LCIA” has the meaning specified in Section 12.2(a)(iii)(B).

“Newco” has the meaning specified in the Recitals.

“Non-Ukrainian Dismissal Documents” means those Dismissal Documents relating to the Non-Ukrainian Proceedings.

“Non-Ukrainian Proceedings” means those Proceedings other than the Ukrainian Proceedings.

“Order” has the meaning specified in Section 5.7.

“Parties” and “Party” have the meanings specified in the Preamble.

“Person” means any individual, firm, partnership, joint venture, trust, corporation, limited liability entity, unincorporated organization, estate or other entity (including a Governmental Entity).

“Proceedings” has the meaning specified in the Recitals.

“Prohibited Alfa Proceedings” has the meaning specified in Section 5.1.

“Prohibited Telenor Proceedings” has the meaning specified in Section 5.2.

“Registration Rights Agreement” means the Registration Rights Agreement dated as of the date hereof between and among Newco, Altimo, Altimo Cooperatief, Eco Telecom, Telenor Mobile and Telenor East.

“Representatives” means, with respect to a Party, such Party’s Subsidiaries and Affiliates and their respective directors, officers, employees, attorneys, accountants, financial advisors and other agents.

“Rules” has the meaning specified in Section 12.2(a).

“Settlement Escrow Agreement” means the Settlement Escrow Agreement dated as of the date hereof between and among the Escrow Agent and the parties to this Agreement.

“Share Exchange Agreement” has the meaning specified in the Recitals.

“Shareholders Agreement” means the Shareholders Agreement dated as of the date hereof between and among Newco, Altimo, Altimo Cooperatief, Eco Telecom, Telenor Mobile and Telenor East.

“Stay Documents” has the meaning specified in Section 2.1.

“Stay Removal Documents” has the meaning specified in Section 2.1.

“Subsidiary” means, with respect to any Person, any other Person in which such Person owns or controls, directly or indirectly, more than 50% of the securities having voting power for the election of directors or other governing body thereof or more than 50% of the partnership or other ownership interests therein (other than as a limited partner).

“Telenor Affiliates” has the meaning specified in Section 5.3.

“Telenor ASA” means Telenor ASA, a company organized under the laws of Norway.

“Telenor East” means Telenor East Invest AS, a company organized under the laws of Norway.

“Telenor Mobile” means Telenor Mobile Communications AS, a company organized under the Laws of Norway.

“Telenor Parties” and “Telenor Party” have the meanings specified in the Preamble.

“Telenor Shareholders” has the meaning specified in the Shareholders Agreement.

“Transaction Agreements” means, collectively, this Agreement, the Settlement Escrow Agreement, the Share Exchange Agreement, the Registration Rights Agreement, the Shareholders Agreement and the Guarantees.

“Ukrainian Proceedings” means the Proceedings described in items 8 through 19 (inclusive) on Exhibit A.

“VimpelCom” has the meaning specified in the Recitals.

1.2	For the purposes of this Agreement, except to the extent that the context otherwise requires:

(a)	when a reference is made in this Agreement to the Preamble, the Recitals, an Article, Section, Exhibit or Schedule, such reference is to the Preamble, the Recitals, an Article or Section of, or an Exhibit or Schedule to, this Agreement, unless otherwise indicated;

(b)	the table of contents and headings in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)	whenever the words “include,” “includes” or “including” (or similar terms) are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d)	the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)	all terms defined in this Agreement have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f)	the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g)	if any action is to be taken by any party hereto pursuant to this Agreement on a day that is not a Business Day, such action shall be taken on the next Business Day following such day;

(h)	references to a Person are also to its permitted successors and assigns;

(i)	the use of “or” is not intended to be exclusive, unless expressly indicated otherwise;

(j)	“contract” includes any note, bond, mortgage, indenture, deed of trust, loan, credit agreement, franchise concession, contract, agreement, permit, license, lease, purchase order, sales order, arrangement or other commitment, obligation or understanding, in each case, only to the extent legally binding;

(k)	“ordinary course of business” (or similar terms) shall be deemed to be followed by “consistent with past practice”;

(l)	“assets” shall include “rights,” including rights under contracts; and

(m)	“reasonable efforts” or similar terms shall not require the waiver of any rights under this Agreement.

2.	EXECUTION AND DELIVERY OF STAY DOCUMENTS AND DISMISSAL DOCUMENTS

2.1	Simultaneously with the execution of this Agreement, each Party shall execute, or procure the execution of, the appropriate documents for (a) the stay of each Non-Ukrainian Proceeding pending the Closing (collectively, the “Stay Documents”), each substantially in the form attached hereto as Exhibit B through Exhibit D, and (b) in the event the Closing does not occur, the removal of the stay of each Non-Ukrainian Proceeding (collectively, the “Stay Removal Documents”), each substantially in the form attached hereto as Exhibit E through Exhibit G, and deliver the same to the Escrow Agent.

2.2	Simultaneously with the execution of this Agreement, each Party shall execute and deliver to the Escrow Agent the appropriate documents for dismissal with prejudice and without costs in respect of each Proceeding, dismissing or withdrawing such Proceeding in its entirety (collectively, the “Dismissal Documents” and each, individually, a “Dismissal Document”), each substantially in the form attached hereto as Exhibit H through Exhibit K. The Parties shall also deliver to the Escrow Agent the original signed counterparts of this Agreement.

2.3	The Escrow Agent shall hold the original signed counterparts of this Agreement, the Stay Documents, the Stay Removal Documents and the Dismissal Documents in accordance with the terms and subject to the conditions of the Settlement Escrow Agreement.

3.	MUTUAL RELEASE

3.1	With effect from and after the Closing, in consideration of the Closing and the mutual covenants and conditions set forth herein, each Alfa Party, on its own behalf and on behalf of each of its Controlling Persons, Affiliates, Subsidiaries, directors, officers, employees, shareholders, members, agents, associates, successors and assigns, does hereby release and forever discharge each Telenor Party and each of the Telenor Parties’ present and former Controlling Persons, Affiliates, Subsidiaries, predecessors, successors, assigns, legal representatives, agents, employees, servants, attorneys, officers, members, directors and shareholders from any and all causes of action, suits, appeals, damages (including compensatory damages, tort damages, contract damages, punitive damages and statutory penalties), arbitration, or other claims, demands, actions, warranties (whether express or implied), covenants, debts, dues, duties, rights, and any and all other liabilities and obligations of any nature whatsoever, whether at law or in equity, tort or contract, statutory or otherwise, which were brought or could have been brought as of the Closing Date arising out of or relating to the Proceedings, or any of the matters and transactions described in the Proceedings.

3.2

With effect from and after the Closing Date, in consideration of the Closing and the mutual covenants and conditions set forth herein, each Telenor Party, on its own behalf and on behalf of each of its Controlling Persons, Affiliates, Subsidiaries, directors, officers, employees, shareholders, members, agents, associates, successors and assignees, does hereby release and forever discharge each Alfa Party and each of the Alfa Parties’ present and former Controlling Persons, Affiliates, Subsidiaries, predecessors, successors, assignees, legal representatives, agents, employees, servants, attorneys, officers, members, directors and shareholders from any and all causes of action, suits, appeals, damages (including compensatory damages, tort damages, contract damages, punitive damages and statutory penalties), arbitration, or other claims, demands, actions, warranties (whether express or implied), covenants, debts, dues, duties, rights, and any and all other liabilities and obligations of any nature whatsoever, whether at law or in equity, tort or contract, statutory or otherwise, which were brought or could have been brought as of the Closing Date arising out of or relating to the Proceedings, or any of the matters and transactions described in the Proceedings.

3.3	With effect from and after the Closing, for the avoidance of doubt, the Parties acknowledge that the foregoing releases are full general releases of all claims, known or unknown, fixed or contingent, liquidated or unliquidated, and shall be construed as such.

3.4	The Parties agree that the original counterparts of this Agreement and the Dismissal Documents shall be destroyed or released from escrow in accordance with the terms and subject to the conditions of the Settlement Escrow Agreement, which is incorporated herein by reference and made a part hereof as if fully set forth herein.

4.	REPRESENTATIONS AND WARRANTIES

4.1	Each Party severally represents and warrants to the other Parties that it has the full right, power and authority to enter into this Agreement, and that it has obtained the consent of every Person whose consent is required for such Party to execute and deliver this Agreement, or on whose behalf this Agreement is executed and delivered.

4.2	Each Party severally represents and warrants to the other Parties that all corporate action required in order for such Party to execute and deliver this Agreement has been duly taken, and that the individual executing this Agreement on its behalf is duly authorized to do so.

4.3	The Alfa Parties jointly and severally represent and warrant to the Telenor Parties that the Non-Ukrainian Dismissal Documents, when duly executed by the appropriate Telenor Parties and delivered and filed in accordance with the Settlement Escrow Agreement, will be effective to cause all Non-Ukrainian Proceedings to be withdrawn or dismissed with prejudice.

4.4	The Telenor Parties jointly and severally represent and warrant to the Alfa Parties that the Non-Ukrainian Dismissal Documents, when duly executed by the appropriate Alfa Parties and/or their Affiliates and delivered and filed in accordance with the Settlement Escrow Agreement, will be effective to cause all Non-Ukrainian Proceedings to be withdrawn or dismissed with prejudice.

5.	ONGOING OBLIGATIONS OF THE PARTIES

5.1	Each Alfa Party hereby severally agrees that, with effect from and after the Closing, neither it nor any of its Controlling Persons, Representatives or related parties will engage, directly or indirectly, or cause or permit any Controlled Affiliate to engage in any manner whatsoever, in any action, proceeding or investigation by any Governmental Entity in Russia or Ukraine, or any political subdivision thereof, arising out of or relating, in any manner whatsoever, to the acquisition by VimpelCom of Closed Joint Stock Company “Ukrainian Radio Systems,” or to the actions or alleged actions of any Telenor Party with respect thereto (collectively, “Prohibited Alfa Proceedings”). With respect to any such pending Prohibited Alfa Proceedings, from and after the Closing Date the Alfa Parties will take all reasonable steps within their respective powers to cause such Prohibited Alfa Proceedings to be discontinued.

5.2	Each Telenor Party hereby severally agrees that, with effect from and after the Closing, neither it nor any of its Controlling Persons, Representatives or related parties will engage, directly or indirectly, or cause or permit any Controlled Affiliate to engage in any manner whatsoever, in any action, proceeding or investigation by any Governmental Entity in Russia or Ukraine, or any political subdivision thereof, arising out of or relating, in any manner whatsoever, to the acquisition by VimpelCom of Closed Joint Stock Company “Ukrainian Radio Systems,” or to the actions or alleged actions of any Alfa Party with respect thereto (collectively, “Prohibited Telenor Proceedings”). With respect to any such pending Prohibited Telenor Proceedings, from and after the Closing Date, the Telenor Parties will take all reasonable steps within their respective powers to cause such Prohibited Telenor Proceedings to be discontinued.

5.3	Subject to the limitation on liability specified in Section 8.6 of the Share Exchange Agreement and without prejudice to the requirements of Section 5.4, the Alfa Parties will indemnify, defend, save and hold each of the Telenor Parties, Newco, HoldCo, Kyivstar and any of their Affiliates and any of their respective Controlling Persons, Subsidiaries, directors, officers, employees, shareholders, members, agents, associates, successors and assigns (collectively, the “Telenor Affiliates”) harmless from and against any and all damage, liability, loss, penalty, expense, assessment, judgment or deficiency of any nature whatsoever (including reasonable attorneys’ fees and expenses, consultants’ and investigators’ fees and expenses and other costs and expenses incident to any suit, action or proceeding) actually incurred or sustained by any Telenor Affiliate which shall arise out of or result from any Ukrainian Proceeding that has not been withdrawn in its entirety and, pursuant to an order of the relevant Ukrainian court, dismissed with prejudice on or prior to the Closing Date; provided that the Alfa Parties shall have no liability in respect of any claim made under this Section 5.3 unless written notice describing the nature of such claim shall have been given to the Alfa Parties by a Telenor Affiliate in accordance with Section 15 within three (3) years from the date hereof.

5.4

If (a) the Closing occurs, (b) the Dismissal Documents in respect of the Non-Ukrainian Proceedings have been filed with the appropriate court or arbitral tribunal, as applicable, withdrawing and dismissing with prejudice each Non-Ukrainian Proceeding referred to therein, and (c) Telenor Mobile has received from Altimo a certificate of a senior officer of Altimo attaching copies of documents issued by each such court or arbitral tribunal, as applicable, confirming the withdrawal and dismissal with prejudice of each such Non-Ukrainian Proceeding, then, within five (5) Business Days after the later of (x) the Closing Date and (y) receipt of such certificate from Altimo, Telenor East shall, in consideration of the withdrawal, and in settlement of, the Non-Ukrainian Proceedings specified in item 1 of Schedule III, pay, or cause to be paid, to Eco Telecom by wire transfer of immediately available funds to the account specified in item 2 of Schedule III the amount specified in item 3 of Schedule III.

5.5	Without further consideration, as and when requested by any Party, each Party shall execute and deliver, or cause to be executed and delivered, to the other Party or Parties all such other documents and instruments, and shall take, or cause to be taken, all such other actions (other than the payment of money), as are necessary to accomplish the objectives of Sections 2 and 3 and this Section 5.

5.6	Each Party hereby undertakes that, except as otherwise provided herein, during the period between the date of this Agreement and the Closing Date, such Party shall fully comply with and perform its obligations under any court order or arbitral award that is binding on it or otherwise applicable to it.

5.7	If, prior to the date of this Agreement, any payment is made by any Alfa Party in respect of the fees and expenses of Telenor Mobile pursuant to the order of the United States District Court for the Southern District of New York dated March 11, 2009 (the “Order”), then Telenor Mobile covenants to repay such amount to the relevant Alfa Party within five (5) Business Days after the date of this Agreement. If no such payment is made by any Alfa Party prior to the date of this Agreement, then, with effect from the date of this Agreement, Telenor Mobile hereby releases each of the Alfa Parties from any and all liability arising out of or in relation to the fees and expenses payable under the Order and unconditionally waives any claims Telenor Mobile may have in relation to the same.

6.	WITHDRAWAL OF RESERVATIONS OF RIGHTS

Each Alfa Party confirms that all reservations of rights accompanying payments heretofore made by any Alfa Party to any Telenor Party with respect to any Proceeding are irrevocably withdrawn with effect from and after the Closing.

7.	NO ADMISSION OF LIABILITY

Neither this Agreement, nor anything contained herein, nor the settlement among the Parties, shall be construed as an admission by any Party or any of its Affiliates, Subsidiaries, directors, officers, shareholders, agents, associates or employees that it or they have in any respect violated or abridged any Law, or infringed or violated any right or obligation that may be owed or may have been owed to any other Party or to any other Person.

8.	SEVERABILITY

It is expressly understood and agreed that any condition or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall not affect the enforceability of the remaining terms and provisions hereof, nor shall it affect the validity or enforceability of the offending term or provision in any other jurisdiction.

9.	ENTIRE AGREEMENT

This Agreement (including the Schedules and Exhibits attached hereto) and the other Transaction Agreements constitute the entire agreement and understanding of the Parties relating to the subject matter hereof and thereof, and supersede all prior agreements and understandings, whether oral or written, relating to the subject matter hereof and thereof.

10.	NO WAIVER

This Agreement cannot be amended other than pursuant to the written agreement of each Party, and no performance, term or condition hereof may be waived in whole or in part except by a writing signed by the Party against whom enforcement of the waiver is sought or who is entitled to the benefit thereof. No delay or failure on the part of any Party in exercising any rights hereunder, and no partial or single exercise thereof, will constitute a waiver of such rights or of any other rights hereunder. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

11.	NO ASSIGNMENT

Each Party represents and warrants that it has all right, title and interest in and to the rights, claims and causes of action released herein by that Party, and that such Party has not sold, assigned, or otherwise transferred such claims, or any interest in them, other than as expressly set forth herein, and that, with respect to any such right, claim or cause of action that has heretofore been sold, assigned or transferred, the Party granting such release has the absolute and unconditional right to release such claim on behalf of such purchaser(s), transferee(s) or assignee(s). Without limiting the generality of the foregoing and to the extent permitted by applicable law, (a) the Alfa Parties hereby jointly and severally represent, warrant and covenant that, to the extent VimpelCom or Kyivstar has or claims to have or may in the future claim to have any right, claim or cause of action against any Telenor Party arising out of events that occurred prior to the date of this Agreement, the Alfa Parties shall support and assist such Telenor Party to secure that such claim is, with effect from the Closing, absolutely and unconditionally released, and (b) the Telenor Parties hereby jointly represent, warrant and covenant that, to the extent VimpelCom or Kyivstar has or claims to have or may in the future claim to have any right, claim or cause of action against any Alfa Party arising out of events that occurred prior to the date of this Agreement, the Telenor Parties shall support and assist such Alfa Party to secure that such claim is, with effect from the Closing, absolutely and unconditionally released.

12.	GOVERNING LAW AND DISPUTE RESOLUTION

12.1	This Agreement, and any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, or for the breach or alleged breach thereof, whether in contract, in tort or otherwise, shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any conflicts of laws or other principles thereof that would result in the application of the laws of another jurisdiction. For the avoidance of doubt, the Parties confirm that they are fully familiar with the provisions of Section 5-1401 of the New York General Obligations Law, and intend to bring this Agreement within the terms thereof.

12.2	Dispute Resolution

(a)	Any and all disputes, controversies and claims between or among the Parties and arising under, relating to or in connection with, this Agreement, in any manner whatsoever, whether in contract, in tort, or otherwise, and including any dispute or controversy regarding the existence, validity or enforceability of this Agreement, or the arbitrability of any dispute, controversy or claim, and whether brought by a Party and/or any of its Controlling Persons, Subsidiaries, Affiliates, officers, directors or agents, on the one hand, against a Party and/or any of its Controlling Persons, Subsidiaries, Affiliates, officers, directors or agents, on the other hand, shall be settled by arbitration by a tribunal of three (3) arbitrators constituted and acting under the United Nations Commission on International Trade Law (UNCITRAL) Arbitration Rules then in force (the “Rules”) in accordance with the following terms and conditions:

(i)	In the event of any conflict between the Rules and the provisions of this Agreement, the provisions of this Agreement shall prevail.

(ii)	(A) The seat of arbitration shall be London, England, unless otherwise agreed by the Parties, and the fact that hearings are held elsewhere shall not affect the seat of arbitration; and (B) notwithstanding Section 12.1, the arbitration proceeding itself shall be governed by the Arbitration Act 1996 of the United Kingdom and the procedural law of England relating to the conduct of arbitration proceedings.

(iii)	The following procedures shall govern the selection of arbitrators:

(A)	Where there is only one claimant party and one respondent party, the claimant party shall appoint one arbitrator in accordance with the Rules, the respondent party shall appoint one arbitrator in accordance with the Rules within thirty (30) days after the appointment of the first arbitrator, and the two arbitrators so appointed shall appoint the third (and presiding) arbitrator in accordance with the Rules within thirty (30) days after the appointment of the second arbitrator.

(B)	In the event of an inability by the two party–nominated arbitrators to agree on a third arbitrator in accordance with Section 12.2(a)(iii)(A) above, the appointing authority for the third arbitrator shall be the LCIA (the “LCIA”), acting in accordance with such rules as it may adopt for such purpose. The LCIA shall use its best efforts to appoint such third arbitrator within thirty (30) days of an application being made for such purpose.

(C)	Following the appointment by a claimant or claimants or a respondent or respondents of the first arbitrator in circumstances in which there is more than one claimant party or respondent party, the remaining claimants or respondents, as the case may be, shall attempt to agree between or among themselves on the appointment of a second arbitrator within thirty (30) days after the appointment of the first arbitrator, and to appoint such individual to serve as the second arbitrator. Should they (i) fail to so agree, and (ii) provide written notice of such disagreement within thirty (30) days of the appointment of the first arbitrator, then, within ten (10) days after the date of the first such notice, any such claimant or respondent may nominate a candidate to serve as the second arbitrator. Within thirty (30) days after the end of such ten (10) day period for nominations, the LCIA shall choose one of the candidates so nominated to serve as the second arbitrator, in accordance with such rules as it may adopt for such purpose. The arbitration (including with respect to the appointment of the third arbitrator) shall thereafter proceed in accordance with this Section 12.2.

(iv)	The English language shall be used as the written and spoken language for the arbitration proceeding and all matters connected to the arbitration proceeding.

(v)	The arbitral tribunal shall have the power to grant any remedy or relief that it deems just and equitable and that is in accordance with the terms of this Agreement, including specific performance, and including, but not limited to, injunctive relief, whether interim or final, and any such relief and any interim, provisional or conservatory measure ordered by the arbitral tribunal may be specifically enforced by any court of competent jurisdiction. Each party to the arbitration proceeding retains the right to seek interim, provisional or conservatory measures in accordance with Section 12.2(b), and any such request shall not be deemed incompatible with the agreement to arbitrate or constitute a waiver of the right to arbitrate.

(vi)	The award of the arbitral tribunal shall be final and binding on the parties to the arbitration proceeding.

(vii)	The award of the arbitral tribunal may be enforced by any court of competent jurisdiction and may be executed against the person and assets of the losing party in any competent jurisdiction. For the avoidance of doubt, the Parties acknowledge and agree that a court of any jurisdiction where the assets of a Party against which enforcement is sought may be found is a court of competent jurisdiction, and the Parties irrevocably consent to the exercise of personal jurisdiction in any such court.

(b)

Except for arbitration proceedings pursuant to Section 12.2(a), no action, lawsuit or other proceeding (other than proceedings for the confirmation or enforcement of an arbitration award, an action to compel arbitration or an application for interim, provisional or conservatory measures in connection with the arbitration) shall be brought by or between the Parties in connection with any matter arising out of or in connection with this Agreement. Each Party irrevocably waives any right under the Arbitration Act 1996 of the United Kingdom to appeal any arbitration award to, or to seek determination of any question of law arising in the course of arbitration from, the Commercial Court.

(c)	In order to facilitate the comprehensive resolution of related disputes, all claims between any of the Parties that arise under or in connection with this Agreement or any other Transaction Agreement may be brought in a single arbitration proceeding. Upon the request of any party to an arbitration proceeding constituted under this Agreement or any other Transaction Agreement, the arbitral tribunal shall consolidate the arbitration proceeding with any other arbitration proceeding relating to this Agreement or any other Transaction Agreement, if (i) all parties concerned agree, or (ii) the arbitral tribunal determines that (A) there are issues of fact or law common to the proceedings so that a consolidated proceeding would be more efficient than separate proceedings, and (B) no party would be unduly prejudiced as a result of such consolidation through undue delay or otherwise. In the event of different rulings on the question of consolidation by the arbitral tribunal constituted hereunder and any other tribunal constituted under this Agreement or any other Transaction Agreement, or where an order for consolidation is given but there is no agreement on which tribunal shall remain constituted to hear the matter, the following provisions shall apply. Where the parties in the two proceedings are identical, the ruling of the arbitral tribunal constituted first in time shall control and such tribunal shall serve as the arbitral tribunal for the consolidated arbitration proceeding. Where the parties in the two proceedings are not identical, and subject always to clauses (i) and (ii) above, the ruling of the arbitral tribunal constituted first in time shall control, but a new arbitral tribunal for any consolidated arbitration proceeding shall be constituted in accordance with the provisions of Section 12.2(a)(iii)(A). For the purpose of the constitution of the arbitral tribunal under that provision, and without prejudice to any party’s rights under applicable limitation period, the consolidated arbitration will be considered to have been commenced on the date of receipt by all the parties of the order of consolidation. The Parties also expressly agree that any party to any other Transaction Agreement may, at the request of any party and with the consent of the party to be joined and the arbitral tribunal, be joined as a party to any arbitration proceeding commenced under this Agreement.

(d)

Each Party irrevocably appoints Law Debenture Corporate Services Limited, located on the date hereof at Fifth Floor, 100 Wood Street, London EC2V 7EX, United Kingdom, as its true and lawful agent and attorney to accept and acknowledge service of and all process against it in any action, suit or proceeding permitted by this Section 12.2, with the same effect as if such Party were a resident of England, and had been lawfully served with such process in such jurisdiction, and waives all claims of error by reason of such service; provided that the Party effecting such service shall also deliver a copy thereof on the date of such service to the other Party by facsimile in accordance with Section 15. Each Party will enter into such agreements with such agent as may be necessary to constitute and continue the appointment of such agent hereunder. In the event that any such agent and attorney resigns or otherwise becomes incapable of acting, the affected Party will appoint a successor agent and attorney in London reasonably satisfactory to the other Parties, with like powers. Each Party hereby irrevocably submits to (i) the non-exclusive jurisdiction of the Commercial Court in London, England in connection with any proceeding for the confirmation or enforcement of an arbitration award, and (ii) the exclusive jurisdiction of the Commercial Court in London, England in connection with any application for interim, provisional or conservatory measures in connection with an arbitration (in each case, as referred to in Section 12.2(b) above) or an action to compel arbitration (provided that each Party retains the right to file a motion to compel arbitration (or its equivalent) in a court other than the Commercial Court in London, England in response to an action commenced or a motion or application made by another Party or its Representatives in such other court). Notwithstanding the foregoing, each Party agrees that it shall not, directly or indirectly, whether through any Representative or otherwise, apply for any interim, provisional or conservatory measures in connection with an arbitration before any court located in the United States, the Russian Federation or Ukraine; provided, however, that nothing in this Section 12.2(d) shall preclude, in any manner whatsoever, any Party from seeking any such measure based upon (A) any order or judgment, whether provisional or final, of any English court or (B) any order, directive, award or ruling, whether interim or final, of any arbitral tribunal in any arbitration proceeding hereunder. Each Party hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in the Commercial Court and any claim that any such action, suit or proceeding brought in the Commercial Court has been brought in any inconvenient forum. Nothing herein shall affect the right of any Party to serve process in any other manner permitted by applicable law or to commence legal proceedings or otherwise proceed against another Party in any other jurisdiction in a manner not inconsistent with this Section 12.2(d).

(e)	Each Party hereby represents and acknowledges that it is acting solely in its commercial capacity in executing and delivering this Agreement and in performing its obligations hereunder, and each Party hereby irrevocably waives, with respect to all disputes, claims, controversies and all other matters of any nature whatsoever that may arise under or in connection with this Agreement and any other document or instrument contemplated hereby, all immunity it may otherwise have as a sovereign, quasi-sovereign or state-owned entity (or similar entity) from any and all proceedings (whether legal, equitable, arbitral, administrative or otherwise), attachment of assets, and enforceability of judicial or arbitration awards.

13.	PARTIES TO BEAR THEIR OWN COSTS

The Parties agree that, except as otherwise specified herein, each Party will be responsible for the payment of its own attorneys’ fees, costs, disbursements and other expenses incurred in connection with the actions and proceedings described herein which led to this Agreement.

14.	VOLUNTARY EXECUTION

The Parties acknowledge that they have carefully read this Agreement and understand all of its terms, including the full mutual release of claims set forth above. The Parties further acknowledge that they have voluntarily entered into this Agreement; that they have not relied upon any representation, statement or promise, written or oral, not set forth in this Agreement; that the only consideration for signing this Agreement is as set forth herein; and that their attorneys have reviewed this Agreement and advised them with respect thereto.

15.	NOTICES

Any notice, request, consent, waiver or other communication required or permitted hereunder shall be effective only if it is in writing and personally delivered or sent by facsimile or sent, postage prepaid, by registered or certified mail, return receipt requested, or by recognized overnight courier service, postage or other charges prepaid, and shall be deemed given when so delivered by hand or facsimile, or when received if sent by mail or by courier, as follows:

If to the Alfa Parties:

Eco Telecom Limited
Suite 2, 4 Irish Place
Gibraltar
Facsimile No.: +350 200 419 88
Attention: Franz Wolf

with a copy to:

Altimo Holdings & Investments Ltd.
Savvinskaya nab., 11
Moscow 119435
Russia
Facsimile No.: +7 495 981 44 88
Attention: Yuri Musatov

and to:

Jones Day
51 Louisiana Avenue, N.W.
Washington, DC 20001-2113
USA
Facsimile No.: +1 202 626 1700
Attention: Vladimir Lechtman

If to the Telenor Parties:

Telenor Mobile Communications AS
Snarøyveien 30
N-1331 Fornebu
Norway
Facsimile No.: +47 67 89 48 18
Attention: Jan Edvard Thygesen

with a copy to:

Advokatene i Telenor
Snarøyveien 30
N-1331 Fornebu
Norway
Facsimile No.: +47 67 89 24 32
Attention: Bjørn Hogstad

and to:

Orrick, Herrington & Sutcliffe (Europe) LLP
Tower 42, Level 35
25 Old Broad Street
London EC2N 1HQ
United Kingdom
Facsimile No.: +44 207 628 0078
Attention: Peter O’Driscoll

or such other person or address as the addressee may have specified in a notice duly given to the sender as provided herein.

16.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

17.	EFFECTIVENESS; TERMINATION

(a) Except with respect to those provisions hereof that are expressed to take effect from the Closing, this Agreement shall take effect on the date hereof.

(b) This Agreement shall terminate and cease to have effect if the Closing has not occurred by the Cut-off Date. In the event of the termination of this Agreement, nothing in this Agreement or any other Transaction Agreement shall limit or prevent any Party or any of its Affiliates from continuing to prosecute or defend any of the Proceedings, and, in such event, (i) any Party may continue to prosecute or defend any Proceeding as if this Agreement did not exist, and (ii) the Parties agree not to seek, or permit their respective Affiliates to seek, a dismissal, stay, postponement or other similar relief in respect of any Proceeding by reason (in whole or in part) of this Agreement or any other Transaction Agreement.

IN WITNESS WHEREOF, the Parties have executed this Settlement Agreement as of the date first above written.

The Alfa Parties

Crown Finance Foundation

By	/s/ Franz Wolf
Name: Franz Wolf
Title: Power of Attorney dated 29 September 2009

CTF Holdings Limited

By	/s/ Franz Wolf
Name: Franz Wolf
Title: Director

Altimo Holdings & Investments Ltd.

By	/s/ Franz Wolf
Name: Franz Wolf
Title: Director

Eco Telecom Limited

By	/s/ Franz Wolf
Name: Franz Wolf
Title: Director

Rightmarch Limited

By	/s/ Dmitry Egorov
Name: Dmitry Egorov
Title: Attorney

Alpren Limited

By	/s/ Dmitry Egorov
Name: Dmitry Egorov
Title: Attorney

Hardlake Limited

By	/s/ Dmitry Egorov
Name: Dmitry Egorov
Title: Attorney

Storm LLC

By	/s/ Dmitry Egorov
Name: Dmitry Egorov
Title: Representative under Power of Attorney

Signature Page to Settlement Agreement

The Telenor Parties

Telenor East Invest AS

By	/s/ Bjørn Hogstad
Name: Bjørn Hogstad
Title: Authorized Signatory

Telenor Mobile Communications AS

By	/s/ Bjørn Hogstad
Name: Bjørn Hogstad
Title: Authorized Signatory

Telenor Consult AS

By	/s/ Bjørn Hogstad
Name: Bjørn Hogstad
Title: Authorized Signatory

Signature Page to Settlement Agreement

Signature Page to Settlement Agreement